Exhibit 99.1

Press Release

Liberty Global Reports Third Quarter 2012 Results

Strongest Quarterly Rebased Revenue & OCF Growth YTD
Horizon Launch in the Netherlands Exceeds Expectations
Confirming All 2012 Guidance Targets

Englewood, Colorado - November 4, 2012: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the third quarter ended September 30, 2012 (“Q3”). Highlights for Q3, as compared to the same period last year (unless noted), include:1

•YTD organic RGU2 additions of 1.1 million, including 320,000 in Q3

•Revenue of $2.52 billion, representing rebased3 growth of 6%

•Operating Cash Flow (“OCF”)4 of $1.22 billion, reflecting rebased growth of 5%

•Operating income increased 5% to $509 million

•YTD Adjusted Free Cash Flow (“Adjusted FCF”)5 increased 4% to $440 million

•YTD 2012 stock repurchases totaled approximately $620 million

Liberty Global President and CEO Mike Fries stated, “We delivered our strongest quarter of the year in terms of rebased revenue and OCF performance. In fact, our top-line rebased growth of 6% reflects our best quarterly performance in two years, fueled by a record number of broadband internet and telephony subscriber additions over the last twelve months. As expected, we delivered improved OCF in Q3 with 5% rebased growth on a consolidated basis and we should be able to maintain this momentum in the fourth quarter. As a result, we are confirming all of our 2012 targets today.”

“Through September 30, we have added 1.1 million organic RGUs, including 320,000 in the third quarter, and we continue to balance our market leading bundles with selective price increases in markets like Germany and the Netherlands. Our recent introduction of Horizon TV in the Dutch market was a watershed event, as we have sold more than 50,000 Horizon subscriptions and had over 125,000 unique online users since launch. Looking ahead, we expect to launch Horizon TV in Switzerland later this quarter, followed by Ireland and Germany next year.”

“We finished the third quarter with cash and equivalents in excess of $3 billion and total liquidity6 of more than $5 billion. As we disclosed last week, we intend to continue with the tender offer for the minority shares of Telenet and expect to officially launch the offer shortly. We have the requisite capital to not only fund the Telenet tender offer, but also complete our $1 billion stock buyback target for 2012. At September 30, we had approximately $380 million of equity to repurchase before year end, and we intend to remain active buyers of our stock during Q4.”

Subscriber Statistics

At the end of Q3, we provided a total of 34.1 million services, consisting of 18.2 million video, 8.9 million broadband internet and 7.0 million telephony subscriptions to our 19.6 million unique customers. Our RGU growth during the third quarter was entirely organic, as we increased our subscriber base by 320,000 RGUs. Driven by the continued traction of our triple-play bundles, we had 45% of our customers subscribing to more than one product from us at September 30, 2012, which represents an increase of 24% (inclusive of acquisitions), as compared to our bundled customer base at September 30, 2011. As a result, our bundling ratio of 1.74 RGUs per customer has increased by 5% over the last twelve months. We still have a large single-play base of 10.8 million customers that we are focused on upselling to our advanced services.

For the three and nine months ended September 30, 2012, we generated RGU additions of 320,000 and 1.1 million, respectively, reflecting a year-over-year decline of 2% for the three-month period and an increase of 39% for the nine-month period. Our RGU additions for the three- and nine-month periods included 22,000 and 62,000, respectively, relating to small office home office (“SOHO”) RGUs.7

Our RGU development in the third quarter remained healthy overall, representing our second best third quarter ever. This performance was led by our German, Belgian, Hungarian and Swiss operations, which accounted for roughly 80% of our total additions in Q3. It's worth noting that our Dutch business lost 3,000 RGUs in Q3, as compared to a gain of 38,000 in the prior year period, due largely to a reduction in the Dutch market's combined broadband and telephony additions, which totaled 18,000 in Q3 2012, as compared to 56,000 in Q3 2011. The lower result in the Netherlands reflects in large part a combination of increasing competition and the impact of a price increase on triple-play bundles.

For the three months ended September 30, 2012, we lost 90,000 video RGUs, which was largely consistent with the losses we experienced during each of the first and second quarters of 2012 and compares to video losses of 59,000 for Q3 2011. The quarterly year-over-year increase was related in part to our German video losses of 26,000 in Q3 2012 as compared to video losses of 7,000 in Q3 2011. These losses stemmed from a combination of a video price increase for certain single dwelling units and the loss of a housing association contract during the quarter. Additionally, we were also impacted by heightened competitive environments in Poland and Chile, as our Polish and Chilean net video losses increased by 18,000 and 11,000, respectively, on a year-over-year basis.

In terms of digital cable additions, we added 180,000 and 703,000 for the three- and nine-month 2012 periods, respectively, led by strong performances in our Belgian, Polish, German and Swiss operations. With this continued success, our digital base increased to 8.8 million RGUs at quarter-end, boosting our digital penetration8 above 50%. A key development for us in Q3 was the long-awaited launch of Horizon TV in the Netherlands, which will help us differentiate our product offerings not only in the Netherlands in coming quarters, but also in markets like Switzerland, Ireland and our largest market, Germany.

Our bundles continue to emphasize our speed advantage for broadband internet and our attractively-priced telephony services. For the three and nine months ended September 30, 2012, we generated broadband internet RGU additions of 198,000 and 660,000, respectively, which reflect year-over-year growth rates of 3% and 23%, respectively. In addition, we added telephony RGUs of 211,000 and 728,000 during the three- and nine-month 2012 periods, respectively, which represent year-over-year improvements of 9% and 44%.

Revenue

For the three and nine months ended September 30, 2012, our consolidated revenue increased 4% to $2.5 billion and 7% to $7.6 billion, respectively, as compared to the corresponding prior year periods. Both results were positively impacted by acquisitions, principally Kabel BW, and continued subscriber growth, as we added 1.5 million organic RGUs during the last twelve months. On a comparative basis, our revenue growth was adversely impacted by negative foreign currency (“FX”) movements associated with the translation effect from a strengthening U.S. dollar. Adjusting for both the impact of acquisitions and FX, we achieved year-over-year rebased revenue growth of 6% for each of the three- and nine-month 2012 periods.

Overall, our third quarter rebased growth reflected our best top-line performance since Q3 2010. Rebased revenue growth was largely powered by western Europe9 and Chile, each of which delivered growth of 7% in the quarter, while our Central and Eastern European (“CEE”) operations reported a rebased decline of 1%, which is generally consistent with recent quarters. Our western European operations of Germany, Belgium, the Netherlands and Switzerland generated rebased revenue growth of 11%, 6%, 5% and 5%, respectively. Of particular note, our German, Dutch and Swiss businesses each realized their best quarterly rebased revenue growth of the year, with our German operation achieving its best result since we acquired Unitymedia back in 2010.

Operating Cash Flow

As compared to the corresponding prior year periods, OCF increased 5% to $1.2 billion and 7% to $3.6 billion for the three and nine months ended September 30, 2012, respectively. Our OCF growth reflects the positive impacts of acquisitions and, to a lesser extent, organic growth. This growth was partially offset by the negative impact of foreign currency changes. Adjusting for both FX and acquisition effects, our year-over-year rebased OCF growth was 5% and 4% for the three and nine months ended September 30, 2012, respectively.

Our western European operations delivered quarterly rebased OCF growth of 8%, driven largely by strong performances in our German and Belgian operations, which reported 12% and 8% rebased OCF growth, respectively. In addition, both our Dutch and Swiss businesses posted healthy rebased OCF growth in Q3 of 6% and 4%, respectively, with our Dutch market posting its highest growth to-date in 2012. Similar to recent quarters, our rebased OCF growth was partially offset by both our Chilean and CEE operations, which generated declines of 7% and 3%, respectively. Of particular note, our Chilean mobile roll-out due in part to its early success in generating sales volumes, resulted in an incremental OCF deficit in Q3 2012 that was $15 million higher than the rebased OCF deficit incurred during the same period in 2011. Adjusting for the impact of Chilean mobile, LGI's consolidated year-over-year rebased OCF growth rate would have increased to 7% for Q3 from our reported 5%.

Our consolidated OCF margins10 for the three and nine months ended September 30, 2012 were 48.6% and 47.7%, respectively. These margins reflect year-over-year improvements of 50 and 10 basis points, respectively, over the corresponding prior year periods. The margin improvement in each period was aided by the consolidation of Kabel BW in 2012, offset in part by our Chilean mobile operations. As compared to our Q2 2012 OCF margin, our Q3 OCF margin was higher by 130 basis points with notable improvement evident in our western European operations. Collectively, our western European operations achieved an OCF margin of 56.6%, reflecting a 140 basis point improvement over Q2 levels.

Operating Income

For the three and nine months ended September 30, 2012, our reported operating income increased by 5% for both periods to $509 million and $1.5 billion, respectively, as compared to the respective prior year periods. The increase in each period was largely due to higher revenue and lower operating expenses measured as a percentage of revenue. These factors were partially offset by increases in our depreciation and amortization expense.

Net Earnings/Loss Attributable to LGI Stockholders

We reported a net loss attributable to LGI stockholders (“Net Loss”) of $22 million or $0.08 per basic and diluted share for the three months ended September 30, 2012. This compares to a Net Loss of $333 million or $1.18 per basic and diluted share for the respective 2011 period. The year-over-year improvement in our Net Loss, among other factors, resulted from an improvement in our foreign currency transaction results that were only partially offset by changes in the mark-to-market adjustments of our derivative instruments.

On a year-to-date basis, we reported net earnings attributable to LGI stockholders (“Net Earnings”) of $654 million or $2.43 per basic and diluted share for the nine months ended September 30, 2012, versus a Net Loss of $338 million or $1.30 per basic and diluted share for the corresponding 2011 period. Our Net Earnings for the nine-month period reflects the positive impact of a $924 million gain on the disposition of our Austar interest in the second quarter of 2012.

For the three and nine months ended September 30, 2012, our basic and diluted per share calculations utilized weighted average common shares of 266 million and 269 million, respectively, and 282 million and 260 million for the three and nine months ended September 30, 2011. Additionally, our 266 million shares outstanding at July 27, 2012 declined modestly to 263 million shares outstanding at October 29, 2012.

Capital Expenditures and Free Cash Flow

For the three months ended September 30, 2012, we reported capital expenditures of $457 million or 18% of revenue, as compared to $449 million or 19% of revenue for the corresponding 2011 period.
For the 2012 and 2011 nine-month periods, our capital expenditures totaled $1.45 billion and $1.42 billion, respectively. As a percentage of revenue, our 2012 year-to-date capital expenditures decreased to 19% of revenue from 20% of revenue for the prior year period. The declines in our capital expenditures as a percentage of revenue for each of the three- and nine-month 2012 periods were attributable to our non-cash vendor financing and capital lease arrangements, which were $37 million and $112 million higher, as compared to the respective 2011 periods. Additionally, our total property and equipment additions, which include our capital expenditures on an accrual basis and our non-cash vendor financing and capital lease additions, represented 21% and 22% of revenue during the three and nine months ended September 30, 2012, as compared to 21% for each of the 2011 comparable periods.

In terms of our Free Cash Flow (“FCF”), we reported FCF of ($63 million) and $2 million for the three months ended September 30, 2012 and 2011, respectively. On a year-to-date basis, we generated FCF of $328 million for the 2012 period, as compared to $348 million for the 2011 period. The declines in year-over-year FCF in each period were attributable in part to the negative FCF resulting from our Chilean wireless project, as well as adverse FX movements.

Our Adjusted FCF, which primarily excludes costs associated with our Chilean wireless project, was ($26 million) for Q3 2012, as compared to $31 million for Q3 2011. For the 2012 nine-month period, we generated Adjusted FCF of $440 million, which represents a 4% increase over the comparable 2011 result. Consistent with prior years, we expect strong Adjusted FCF generation during the fourth quarter, helped in part by favorable working capital trends. Based on this expectation, we are confirming our 2012 guidance target for mid-teens Adjusted FCF growth.

Leverage and Liquidity

At September 30, 2012, we had total debt11 of $26.5 billion and cash and cash equivalents of $3.3 billion. As compared to June 30, 2012, our reported debt and cash positions increased by $2.6 billion and $1.4 billion, respectively. Besides the impact of a stronger euro relative to the U.S. dollar during the quarter, the increase in both debt and cash was largely attributable to €1.95 billion ($2.51 billion) in principal value of bond financings that we completed in Q3 at Telenet, Unitymedia KabelBW and UPC Holding.

These bond financings resulted in an increase to our cash accounts of over €1.5 billion ($1.9 billion) after deducting amounts that were used to pay fees and repay €396 million ($510 million) principal amount of floating rate notes at Unitymedia KabelBW. With respect to our cash position, other factors which partially offset the incremental cash raised from our debt financings include the cash distribution to Telenet minority shareholders of approximately €181 million ($228 million) in August and continued repurchases of LGI equity during the quarter.

In terms of our overall liquidity at quarter-end, we had approximately $5.5 billion of consolidated liquidity, consisting of $3.3 billion of cash, including $2.1 billion at the parent level,12 and $2.2 billion in aggregate borrowing capacity, as represented by the maximum undrawn commitment under each of our credit facilities.13

With respect to our consolidated leverage ratios, we ended the third quarter with reported gross and net leverage ratios14 of 5.4x and 4.7x, respectively. After excluding the $1.2 billion loan that is backed by the shares we hold in Sumitomo Corporation, our adjusted gross and net debt ratios decline to 5.2x and 4.5x, respectively, a modest increase from our second quarter levels. Of our total debt at September 30, 2012, over 95% was due in 2016 and beyond, while our fully-swapped borrowing cost15 declined to approximately 7.5% at Q3 2012 from 7.8% at Q2 2012, due to a combination of lower costs associated with our derivative instruments and the attractive pricing of our recent financing transactions.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our 2012 outlook and future growth prospects, including our expectations for continued organic growth in subscribers, our expectations with respect to our Adjusted FCF generation during the fourth quarter of 2012, the penetration of our advanced services, and our ARPU per customer; our assessment of the strength of our balance sheet, our liquidity and access to capital markets, including our borrowing availability, potential uses of our excess capital, including for acquisitions and continued stock buybacks, our ability to continue to do opportunistic refinancings and debt maturity extensions and the adequacy of our currency and interest rate hedges; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including Horizon TV; our insight and expectations regarding competitive and economic factors in our markets, the availability of accretive M&A opportunities and the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company's services and willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology, law and regulation, our ability to obtain regulatory approval and satisfy the conditions necessary to close acquisitions and dispositions, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by percentage of revenue, achieve assumed margins and control the phasing of our FCF, our ability to access cash of our subsidiaries and the impact of our future financial performance and market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the continued creditworthiness of our counterparties, the ability of vendors and suppliers to timely meet delivery requirements, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission including our most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global

Liberty Global is the leading international cable company, with operations in 13 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading television, broadband internet and telephony services are provided through next-generation networks and innovative technology platforms that connect 20 million customers who subscribe to 34 million services as of September 30, 2012.

Liberty Global's consumer brands include UPC, Unitymedia, KabelBW, Telenet and VTR. Our operations also include Chellomedia, our content division, UPC Business, a commercial services division and Liberty Global Ventures, our investment fund. For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
Oskar Nooij	+1 303.220.4218	Bert Holtkamp	+31 20.778.9800

_________________________________________

1
We began accounting for Austar as a discontinued operation effective December 31, 2011. The results of operations, subscriber metrics and cash flows of Austar have been classified as a discontinued operation for all periods presented. Accordingly, the financial and statistical information presented herein includes only our continuing operations, unless otherwise indicated.

2
Please see page 20 for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

3
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2011 and 2012, we have adjusted our historical revenue and OCF for the three and nine months ended September 30, 2011 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2011 and 2012 in the respective 2011 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2012 results, (ii) exclude a small disposition to the extent that the revenue and OCF are included in our 2011 results and (iii) reflect the translation of our rebased amounts for the 2011 period at the applicable average exchange rates that were used to translate our 2012 results. Please see page 11 for supplemental information.

4    Please see page 14 for our operating cash flow definition and the required reconciliation.

5
Free Cash Flow (“FCF”) is defined as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of stock incentive awards and (ii) cash payments for direct acquisition costs, less (a) capital expenditures, as reported in our consolidated cash flow statements, (b) principal payments on vendor financing obligations and (c) principal payments on capital leases (exclusive of our network lease in Belgium and our duct leases in Germany), with each item excluding any cash provided or used by our discontinued operations. We also present Adjusted FCF, which adjusts FCF to eliminate the incremental FCF deficit associated with the VTR Wireless SA (“VTR Wireless”) mobile initiative and, during the 2011 period, the payments associated with the capital structure of the predecessor of Unitymedia KabelBW GmbH (“Old Unitymedia”). Please see page 16 for more information on FCF and Adjusted FCF and the required reconciliations.

6
Liquidity refers to our consolidated cash and cash equivalents plus our aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations.

7
Certain of our business-to-business (“B2B”) revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. Effective January 1, 2012, we recorded non-organic adjustments to begin including the SOHO subscribers of our UPC/Unity Division in our RGU and customer counts. As a result, all mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are now included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes. All RGU, customer, bundling and ARPU amounts presented for periods prior to January 1, 2012 have not been restated to reflect this change.

8	Digital penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

9
References to western Europe include our operations in Germany, the Netherlands, Switzerland, Austria and Ireland, as well as in Belgium. References to our Western Europe reporting segment include the aforementioned countries, with the exception of Belgium.

10    OCF margin is calculated by dividing OCF by total revenue for the applicable period.

11    Total debt includes capital lease obligations.

12    Refers to cash at the parent and non-operating subsidiaries.

13
The $2.2 billion amount reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations. Upon completion of Q3 2012 compliance reporting, we would expect to be able to borrow approximately $1.4 billion of this aggregate borrowing capacity.

14
Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For our adjusted ratios, the debt amount excludes the loan that is backed by the shares we hold in Sumitomo Corporation.

15
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

Liberty Global, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	September 30, 2012	December 31, 2011
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$3,317.3	$1,651.2
Trade receivables, net	784.6	910.5
Deferred income taxes	104.1	345.2
Current assets of discontinued operation	—	275.6
Other current assets	541.0	592.6
Total current assets	4,747.0	3,775.1

Investments	977.2	975.2
Property and equipment, net	12,924.3	12,868.4
Goodwill	13,426.2	13,289.3
Intangible assets subject to amortization, net	2,504.1	2,812.5
Long-term assets of discontinued operation	—	770.1
Other assets, net	2,038.6	1,918.6

Total assets	$36,617.4	$36,409.2
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$558.7	$645.7
Deferred revenue and advance payments from subscribers and others	645.3	847.6
Accrued programming	245.1	213.1
Accrued interest	323.4	295.4
Derivative instruments	513.6	601.2
Current portion of debt and capital lease obligations	292.4	184.1
Current liabilities of discontinued operation	—	114.1
Other accrued and current liabilities	1,288.4	1,268.6
Total current liabilities	3,866.9	4,169.8

Long-term debt and capital lease obligations	26,169.1	24,573.8
Long-term liabilities of discontinued operation	—	746.5
Other long-term liabilities	3,933.5	3,987.7
Total liabilities	33,969.5	33,477.8

Commitments and contingencies

Equity:
Total LGI stockholders	2,852.4	2,805.4
Noncontrolling interests	(204.5)	126.0
Total equity	2,647.9	2,931.4

Total liabilities and equity	$36,617.4	$36,409.2

Liberty Global, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	in millions, except per share amounts

Revenue	$2,519.1	$2,418.8	$7,580.6	$7,106.3

Operating costs and expenses:
Operating (other than depreciation and amortization) (including stock-based compensation)	859.0	843.0	2,644.0	2,511.0
Selling, general and administrative (including stock-based compensation)	462.6	445.4	1,411.9	1,318.2
Depreciation and amortization	670.3	629.3	2,009.7	1,838.3
Impairment, restructuring and other operating items, net	18.1	17.9	32.6	28.5
	2,010.0	1,935.6	6,098.2	5,696.0
Operating income	509.1	483.2	1,482.4	1,410.3

Non-operating income (expense):
Interest expense	(408.6)	(364.3)	(1,228.8)	(1,086.9)
Interest and dividend income	17.8	28.4	38.7	62.4
Realized and unrealized gains (losses) on derivative instruments, net	(237.2)	355.1	(613.9)	(104.0)
Foreign currency transaction gains (losses), net	150.2	(787.1)	154.8	(197.9)
Realized and unrealized losses due to changes in fair values of certain investments and debt, net	(18.1)	(63.4)	(1.3)	(205.9)
Losses on debt modification, extinguishment and conversion, net	(13.8)	(12.3)	(27.5)	(218.7)
Gains due to changes in ownership	52.5	—	52.5	—
Other income (expense), net	3.4	(0.8)	(0.6)	(6.0)
	(453.8)	(844.4)	(1,626.1)	(1,757.0)
Earnings (loss) from continuing operations before income taxes	55.3	(361.2)	(143.7)	(346.7)
Income tax benefit (expense)	(61.1)	4.4	(106.0)	(22.6)
Loss from continuing operations	(5.8)	(356.8)	(249.7)	(369.3)
Discontinued operation:
Earnings from discontinued operation, net of taxes	—	12.8	35.5	118.6
Gain on disposal of discontinued operation, net of taxes	—	—	924.1	—
	—	12.8	959.6	118.6
Net earnings (loss)	(5.8)	(344.0)	709.9	(250.7)
Net loss (earnings) attributable to noncontrolling interests	(16.6)	10.9	(55.8)	(87.0)
Net earnings (loss) attributable to LGI stockholders	$(22.4)	$(333.1)	$654.1	$(337.7)

Basic and diluted earnings (loss) attributable to LGI stockholders per share:
Continuing operations	$(0.08)	$(1.21)	$(1.06)	$(1.55)
Discontinued operation	—	0.03	3.49	0.25
	$(0.08)	$(1.18)	$2.43	$(1.30)
Continuing operations	2.6
Discontinued operation

Liberty Global, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)

	Nine months ended September 30,
	2012	2011
Cash flows from operating activities:	in millions
Net earnings (loss)	$709.9	$(250.7)
Earnings from discontinued operation	(959.6)	(118.6)
Loss from continuing operations	(249.7)	(369.3)

Adjustments to reconcile loss from continuing operations to net cash provided by operating activities	2,074.7	2,094.4
Net cash provided by operating activities of discontinued operation	61.2	133.4
Net cash provided by operating activities	1,886.2	1,858.5

Cash flows from investing activities:
Capital expenditures	(1,450.7)	(1,415.7)
Proceeds received upon disposition of discontinued operation	1,055.4	—
Cash paid in connection with acquisitions, net of cash acquired	(119.2)	(832.2)
Investments in and loans to affiliates	(81.0)	(29.6)
Increase in escrow account, net	—	(1,506.3)
Other investing activities, net	39.6	35.7
Net cash provided (used) by investing activities of discontinued operation	(260.6)	42.1
Net cash used by investing activities	(816.5)	(3,706.0)

Cash flows from financing activities:
Borrowings of debt	4,142.2	4,263.0
Repayments and repurchases of debt and capital lease obligations	(2,595.7)	(3,392.6)
Repurchase of LGI common stock	(617.2)	(790.2)
Distributions by subsidiaries to noncontrolling interests	(325.3)	(388.5)
Net cash paid related to derivative instruments	(113.1)	(33.8)
Payment of financing costs, debt premiums and exchange offer consideration	(70.6)	(234.5)
Change in cash collateral	60.5	—
Payment of net settled employee withholding taxes on stock incentive awards	(34.1)	(77.5)
Excess tax benefits from stock-based compensation	3.7	33.3
Other financing activities, net	(70.7)	25.8
Net cash used by financing activities of discontinued operation	—	(102.5)
Net cash provided (used) by financing activities	379.7	(697.5)

Effect of exchange rate changes on cash:
Continuing operations	17.3	62.2
Discontinued operation	(9.5)	11.9
Total	7.8	74.1

Net increase (decrease) in cash and cash equivalents:
Continuing operations	1,666.1	(2,555.8)
Discontinued operation	(208.9)	84.9
Net increase (decrease) in cash and cash equivalents	1,457.2	(2,470.9)

Cash and cash equivalents:
Beginning of period	1,651.2	3,847.5
End of period	$3,317.3	$1,376.6

Cash paid for interest:
Continuing operations	$1,147.7	$948.4
Discontinued operation	29.0	42.5
Total	$1,176.7	$990.9

Net cash paid for taxes - continuing operations	$8.0	$34.6

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment of our continuing operations for the three and nine months ended September 30, 2012, as compared to the corresponding prior year periods. All of the reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and telephony services. Most reportable segments also provide B2B services. At September 30, 2012, our operating segments in the UPC/Unity Division provided broadband communications services in 10 European countries and direct-to-home (“DTH”) services to customers in the Czech Republic, Hungary, Romania and Slovakia through a Luxembourg-based organization that we refer to as "UPC DTH." Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. The UPC/Unity Division's central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions and (iii) intersegment eliminations within the UPC/Unity Division. Telenet provides video, broadband internet and telephony services in Belgium. In Chile, the VTR Group includes VTR, which provides video, broadband internet and telephony services, and VTR Wireless, which provides mobile services through a combination of its own wireless network and certain third-party wireless access arrangements. Our corporate and other category includes (i) less significant consolidated operating segments that provide (a) broadband communications services in Puerto Rico and (b) programming and other services in Europe and Latin America and (ii) our corporate category. Intersegment eliminations represent the elimination of intercompany transactions between our broadband communications and programming operations, primarily in Europe. Segment information for all periods presented has been restated to present Austar as a discontinued operation.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2012, we have adjusted our historical revenue and OCF for the three and nine months ended September 30, 2011 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2011 and 2012 in our rebased amounts for the three and nine months ended September 30, 2011 to the same extent that the revenue and OCF of such entities are included in our results for the three and nine months ended September 30, 2012, (ii) exclude the pre-disposition revenue and OCF of a small studio business that was disposed of at the beginning of 2012 from our rebased amounts for the three and nine months ended September 30, 2011 and (iii) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2011 at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2012. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended September 30, 2011 include KBW, Aster and five small entities in Europe. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the nine months ended September 30, 2011 include KBW, Aster and seven small entities in Europe. We have reflected the revenue and OCF of the acquired entities in our 2011 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of acquisition accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

Revenue	Three months ended September 30,		Increase (decrease)		Increase (decrease)
	2012	2011	$	%	Rebased %
	in millions, except % amounts
UPC/Unity Division:
Germany	$568.7	$362.7	$206.0	56.8	11.2
The Netherlands	300.3	321.7	(21.4)	(6.7)	5.2
Switzerland	310.2	344.3	(34.1)	(9.9)	4.8
Other Western Europe	205.7	223.1	(17.4)	(7.8)	4.1
Total Western Europe	1,384.9	1,251.8	133.1	10.6	7.3
Central and Eastern Europe	273.9	283.1	(9.2)	(3.2)	(0.8)
Central and other	28.6	31.4	(2.8)	(8.9)	—
Total UPC/Unity Division	1,687.4	1,566.3	121.1	7.7	5.9
Telenet (Belgium)	461.0	488.8	(27.8)	(5.7)	6.4
VTR Group (Chile)	241.0	231.7	9.3	4.0	6.7
Corporate and other	150.0	154.4	(4.4)	(2.8)	—
Intersegment eliminations	(20.3)	(22.4)	2.1	9.4	—
Total	$2,519.1	$2,418.8	$100.3	4.1	5.8

	Nine months ended September 30,		Increase (decrease)		Increase (decrease)
	2012	2011	$	%	Rebased %
	in millions, except % amounts
UPC/Unity Division:
Germany	$1,695.6	$1,058.1	$637.5	60.2	10.6
The Netherlands	914.7	959.6	(44.9)	(4.7)	4.5
Switzerland	940.9	970.9	(30.0)	(3.1)	3.7
Other Western Europe	621.7	667.4	(45.7)	(6.8)	2.2
Total Western Europe	4,172.9	3,656.0	516.9	14.1	6.4
Central and Eastern Europe	829.8	837.2	(7.4)	(0.9)	(0.5)
Central and other	85.1	93.0	(7.9)	(8.5)	—
Total UPC/Unity Division	5,087.8	4,586.2	501.6	10.9	5.1
Telenet (Belgium)	1,404.7	1,430.9	(26.2)	(1.8)	7.7
VTR Group (Chile)	692.3	674.4	17.9	2.7	6.0
Corporate and other	458.9	481.1	(22.2)	(4.6)	—
Intersegment eliminations	(63.1)	(66.3)	3.2	4.8	—
Total	$7,580.6	$7,106.3	$474.3	6.7	5.5

Operating Cash Flow	Three months ended September 30,		Increase (decrease)		Increase (decrease)
	2012	2011	$	%	Rebased %
	in millions, except % amounts
UPC/Unity Division:
Germany	$340.9	$214.8	$126.1	58.7	11.7
The Netherlands	183.7	195.3	(11.6)	(5.9)	6.2
Switzerland	177.8	198.8	(21.0)	(10.6)	4.0
Other Western Europe	101.9	107.4	(5.5)	(5.1)	6.8
Total Western Europe	804.3	716.3	88.0	12.3	8.0
Central and Eastern Europe	137.7	144.0	(6.3)	(4.4)	(3.2)
Central and other	(36.2)	(36.1)	(0.1)	(0.3)	—
Total UPC/Unity Division	905.8	824.2	81.6	9.9	6.1
Telenet (Belgium)	240.7	250.8	(10.1)	(4.0)	8.2
VTR Group (Chile)	81.5	89.2	(7.7)	(8.6)	(6.6)
Corporate and other	(3.3)	(0.9)	(2.4)	N.M.	—
Total	$1,224.7	$1,163.3	$61.4	5.3	5.2

Total (excluding VTR Wireless)[1]					6.5

	Nine months ended September 30,		Increase (decrease)		Increase (decrease)
	2012	2011	$	%	Rebased %
	in millions, except % amounts
UPC/Unity Division:
Germany	$998.1	$636.7	$361.4	56.8	8.6
The Netherlands	545.2	570.0	(24.8)	(4.4)	5.0
Switzerland	536.6	547.6	(11.0)	(2.0)	5.0
Other Western Europe	293.8	313.4	(19.6)	(6.3)	2.9
Total Western Europe	2,373.7	2,067.7	306.0	14.8	6.2
Central and Eastern Europe	410.2	413.1	(2.9)	(0.7)	(2.0)
Central and other	(116.6)	(105.3)	(11.3)	(10.7)	—
Total UPC/Unity Division	2,667.3	2,375.5	291.8	12.3	4.3
Telenet (Belgium)	713.4	737.7	(24.3)	(3.3)	6.2
VTR Group (Chile)	232.0	260.5	(28.5)	(10.9)	(8.2)
Corporate and other	2.5	9.1	(6.6)	N.M.	—
Total	$3,615.2	$3,382.8	$232.4	6.9	3.6

Total (excluding VTR Wireless)[1]					4.7

N.M. - Not Meaningful.

_________________________________________

1	Represents our consolidated rebased growth rate, excluding the incremental OCF deficit of VTR Wireless.

Operating Cash Flow Definition and Reconciliation

Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding stock-based compensation, depreciation and amortization, provisions for litigation and impairment, restructuring and other operating items). Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	in millions
Total segment operating cash flow from continuing operations	$1,224.7	$1,163.3	$3,615.2	$3,382.8
Stock-based compensation expense	(27.2)	(32.9)	(90.5)	(105.7)
Depreciation and amortization	(670.3)	(629.3)	(2,009.7)	(1,838.3)
Impairment, restructuring and other operating items, net	(18.1)	(17.9)	(32.6)	(28.5)
Operating income	$509.1	$483.2	$1,482.4	$1,410.3

ARPU per Customer Relationship

The following table provides ARPU per customer relationship2 for the indicated periods:

	Three months ended Sept. 30,			FX Neutral
	2012	2011	% Change	% Change[3]
UPC/Unity Division	€24.54	€24.16	1.6%	2.6%
Telenet	€46.55	€43.02	8.2%	8.2%
VTR	CLP 30,854	CLP 30,246	2.0%	2.0%
LGI Consolidated	$35.92	$39.84	(9.8%)	1.2%

_________________________________________

2
ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile services revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for the UPC/Unity Division and LGI Consolidated are not adjusted for currency impacts. ARPU per customer relationship amounts reported for periods prior to January 1, 2012 have not been restated to reflect the January 1, 2012 change in our reporting of SOHO RGUs. In addition, it should be noted that ARPU per customer relationship for the UPC/Unity Division and for LGI Consolidated is adversely impacted by the inclusion of KBW in Q3 2012.

3
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table4 details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at September 30, 2012:

		Capital	Debt and	Cash
		Lease	Capital Lease	and Cash
	Debt[5]	Obligations	Obligations	Equivalents
	in millions
LGI and its non-operating subsidiaries	$1,382.5	$8.3	$1,390.8	$2,102.9
UPC Holding (excluding VTR Group)	12,370.6	32.6	12,403.2	66.9
Unitymedia KabelBW	6,537.6	918.5	7,456.1	26.0
Telenet	4,560.2	396.7	4,956.9	1,047.1
Liberty Puerto Rico	174.6	0.7	175.3	24.9
VTR Group[6]	78.9	0.3	79.2	29.2
Other operating subsidiaries	—	—	—	20.3
Total LGI	$25,104.4	$1,357.1	$26,461.5	$3,317.3

Capital Expenditures

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	in millions, except % amounts
Customer premises equipment	$224.6	$190.3	$690.9	$539.9
Scalable infrastructure	78.1	102.6	249.7	271.9
Line extensions	55.4	50.0	182.3	190.6
Upgrade/rebuild	89.4	81.8	265.1	223.4
Support capital	78.0	78.8	241.6	225.0
Other, including Chellomedia	2.7	2.7	6.1	6.7
Property and equipment additions	528.2	506.2	1,635.7	1,457.5
Assets acquired under capital-related vendor financing arrangements	(60.4)	(32.8)	(152.3)	(58.7)
Assets acquired under capital leases	(18.5)	(9.5)	(45.5)	(26.7)
Changes in current liabilities related to capital expenditures	7.3	(15.1)	12.8	43.6
Total capital expenditures[7]	$456.6	$448.8	$1,450.7	$1,415.7
Property and equipment additions as % of revenue	21.0%	20.9%	21.6%	20.5%
Capital expenditures as % of revenue	18.1%	18.6%	19.1%	19.9%

_________________________________________

4	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

5	Debt amounts for UPC Holding and Telenet include senior secured notes issued by special purpose entities that are consolidated by each.

6	Of these amounts, VTR Wireless accounts for $79 million of the debt and $5 million of the cash of VTR Group.

7
The capital expenditures that we report in our consolidated cash flow statements do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Free Cash Flow and Adjusted Free Cash Flow Definition and Reconciliation

We define free cash flow as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of stock incentive awards and (ii) cash payments for direct acquisition costs, less (a) capital expenditures, as reported in our consolidated cash flow statements, (b) principal payments on vendor financing obligations and (c) principal payments on capital leases (exclusive of our network lease in Belgium and our duct leases in Germany), with each item excluding any cash provided or used by our discontinued operations. We believe that our presentation of free cash flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Free cash flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP measures of liquidity included in our consolidated cash flow statements.The following table provides the reconciliation of our continuing operations' net cash provided by operating activities to FCF and Adjusted FCF for the indicated periods:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	in millions
Net cash provided by operating activities of continuing operations	$431.3	$439.2	$1,825.0	$1,725.1
Excess tax benefits from stock-based compensation[8]	(6.3)	10.2	3.7	33.3
Cash payments for direct acquisition costs[9]	5.1	7.6	19.5	17.0
Capital expenditures	(456.6)	(448.8)	(1,450.7)	(1,415.7)
Principal payments on vendor financing obligations	(33.2)	(2.6)	(59.9)	(3.4)
Principal payments on certain capital leases	(3.3)	(3.3)	(9.4)	(8.2)
FCF	$(63.0)	$2.3	$328.2	$348.1

FCF	$(63.0)	$2.3	$328.2	$348.1
Payments associated with Old Unitymedia's pre-acquisition capital structure[10]	—	—	—	12.9
FCF deficit of VTR Wireless	37.2	28.7	111.5	62.4
Adjusted FCF	$(25.8)	$31.0	$439.7	$423.4

_________________________________________

8
Excess tax benefits from stock-based compensation represent the excess of tax deductions over the related financial reporting stock-based compensation expense. The hypothetical cash flows associated with these excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease to cash flows from operating activities in our consolidated cash flow statements.

9    Represents costs paid during the period to third parties directly related to acquisitions.

10
Represents derivative payments on the pre-acquisition capital structure of Old Unitymedia during the post-acquisition period. These payments were reflected as a reduction of cash provided by operations in our condensed consolidated cash flow statements for the three and nine months ended September 30, 2011. Old Unitymedia's pre-acquisition debt was repaid on March 2, 2010 with part of the proceeds of the debt incurred for the Unitymedia acquisition.

RGUs, Customers and Bundling11

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at September 30, 2012, June 30, 2012 and September 30, 2011:

	September 30, 2012	June 30, 2012	September 30, 2011	Q3’12 / Q2’12 (% Change)	Q3’12 / Q3’11 (% Change)
Total RGUs
Total Video RGUs	18,222,600	18,312,100	16,162,400	(0.5%)	12.7%
Total Broadband Internet RGUs	8,909,300	8,711,300	7,162,300	2.3%	24.4%
Total Telephony RGUs	7,003,400	6,792,200	5,193,700	3.1%	34.8%
Liberty Global Consolidated	34,135,300	33,815,600	28,518,400	0.9%	19.7%

Total Customers
UPC/Unity Division	16,191,200	16,214,400	13,743,000	(0.1%)	17.8%
Telenet	2,134,000	2,152,200	2,214,100	(0.8%)	(3.6%)
VTR	1,129,500	1,121,100	1,099,600	0.7%	2.7%
Other	124,700	123,600	121,800	0.9%	2.4%
Liberty Global Consolidated	19,579,400	19,611,300	17,178,500	(0.2%)	14.0%

Total Single-Play Customers	10,820,100	11,033,900	10,117,700	(1.9%)	6.9%
Total Double-Play Customers	2,962,700	2,950,500	2,781,500	0.4%	6.5%
Total Triple-Play Customers	5,796,600	5,626,900	4,279,300	3.0%	35.5%

% Double-Play Customers
UPC/Unity Division	12.8%	12.8%	13.9%	—%	(7.9%)
Telenet	29.5%	28.9%	27.6%	2.1%	6.9%
VTR	20.5%	20.3%	21.5%	1.0%	(4.7%)
Liberty Global Consolidated	15.1%	15.0%	16.2%	0.7%	(6.8%)

% Triple-Play Customers
UPC/Unity Division	27.1%	26.2%	21.7%	3.4%	24.9%
Telenet	39.4%	38.0%	34.7%	3.7%	13.5%
VTR	46.7%	47.0%	44.9%	(0.6%)	4.0%
Liberty Global Consolidated	29.6%	28.7%	24.9%	3.1%	18.9%

RGUs per Customer Relationship
UPC/Unity Division	1.67	1.65	1.57	1.2%	6.4%
Telenet	2.08	2.05	1.97	1.5%	5.6%
VTR	2.14	2.14	2.11	—%	1.4%
Liberty Global Consolidated	1.74	1.72	1.66	1.2%	4.8%

_________________________________________

11	The RGU, customer and bundling statistics reported for periods prior to January 1, 2012 have not been restated to reflect the January 1, 2012 change in our reporting of SOHO RGUs.

	Consolidated Operating Data - September 30, 2012
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC/Unity Division:
Germany	12,566,500	12,109,900	6,988,700	10,958,900	4,564,900	2,148,800	—	—	6,713,700	12,109,900	2,111,400	12,109,900	2,133,800
The Netherlands(13)	2,819,400	2,804,200	1,762,000	3,683,500	694,200	1,065,800	—	—	1,760,000	2,817,000	1,013,300	2,814,000	910,200
Switzerland(13)	2,120,900	1,840,600	1,544,100	2,494,700	922,000	584,800	—	—	1,506,800	2,308,100	585,700	2,308,100	402,200
Austria	1,262,300	1,262,300	701,100	1,357,900	177,400	327,400	—	—	504,800	1,262,300	479,100	1,262,300	374,000
Ireland	863,800	733,400	538,200	969,200	67,500	336,100	—	47,900	451,500	733,400	294,300	707,700	223,400
Total Western Europe	19,632,900	18,750,400	11,534,100	19,464,200	6,426,000	4,462,900	—	47,900	10,936,800	19,230,700	4,483,800	19,202,000	4,043,600
Poland	2,649,700	2,513,500	1,463,800	2,559,800	592,700	715,400	—	—	1,308,100	2,513,500	820,100	2,503,000	431,600
Romania	2,078,700	1,700,600	1,152,300	1,675,600	446,400	404,200	296,100	—	1,146,700	1,700,600	316,700	1,638,700	212,200
Hungary	1,518,500	1,502,500	1,019,300	1,722,800	320,500	313,800	232,000	—	866,300	1,502,500	477,500	1,504,900	379,000
Czech Republic	1,342,000	1,233,700	744,300	1,214,500	72,300	410,700	96,200	—	579,200	1,233,700	439,600	1,230,900	195,700
Slovakia	486,500	459,400	277,400	408,700	83,400	118,300	51,400	700	253,800	427,600	98,400	427,700	56,500
Total CEE	8,075,400	7,409,700	4,657,100	7,581,400	1,515,300	1,962,400	675,700	700	4,154,100	7,377,900	2,152,300	7,305,200	1,275,000
Total UPC/Unity.	27,708,300	26,160,100	16,191,200	27,045,600	7,941,300	6,425,300	675,700	48,600	15,090,900	26,608,600	6,636,100	26,507,200	5,318,600

Telenet (Belgium)	2,862,600	2,862,600	2,134,000	4,446,000	597,400	1,536,600	—	—	2,134,000	2,862,600	1,363,200	2,862,600	948,800

The Americas:
VTR (Chile)	2,819,600	2,278,400	1,129,500	2,416,600	172,600	744,700	—	—	917,300	2,278,400	819,100	2,269,700	680,200
Puerto Rico	353,800	353,800	124,700	227,100	—	80,400	—	—	80,400	353,800	90,900	353,800	55,800
Total The Americas	3,173,400	2,632,200	1,254,200	2,643,700	172,600	825,100	—	—	997,700	2,632,200	910,000	2,623,500	736,000

Grand Total	33,744,300	31,654,900	19,579,400	34,135,300	8,711,300	8,787,000	675,700	48,600	18,222,600	32,103,400	8,909,300	31,993,300	7,003,400

	Subscriber Variance Table - September 30, 2012 vs. June 30, 2012
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC/Unity Division:
Germany	14,600	11,400	1,900	157,200	(50,200)	24,300	—	—	(25,900)	11,400	94,500	11,400	88,600
The Netherlands(13)	3,100	3,300	(21,100)	(3,200)	(30,700)	9,400	—	—	(21,300)	3,300	9,500	3,300	8,600
Switzerland(13)	9,100	16,500	4,600	31,800	(16,600)	21,600	—	—	5,000	15,400	10,500	15,400	16,300
Austria	12,800	12,800	(1,600)	6,900	(8,200)	6,200	—	—	(2,000)	12,800	4,100	12,800	4,800
Ireland	(1,400)	5,100	1,100	24,000	(4,800)	2,900	—	(2,600)	(4,500)	5,100	10,900	7,500	17,600
Total Western Europe	38,200	49,100	(15,100)	216,700	(110,500)	64,400	—	(2,600)	(48,700)	48,000	129,500	50,400	135,900
Poland	13,000	19,100	(15,000)	5,200	(46,000)	26,500	—	—	(19,500)	19,100	10,500	20,100	14,200
Romania	2,100	16,000	5,100	20,600	(18,600)	14,200	9,100	—	4,700	16,000	10,300	15,900	5,600
Hungary	4,200	3,800	6,100	31,900	(10,800)	8,500	6,000	—	3,700	3,800	8,700	3,800	19,500
Czech Republic	3,700	3,700	(4,100)	(10,900)	(2,400)	(7,800)	5,600	—	(4,600)	3,700	(3,500)	3,700	(2,800)
Slovakia	800	2,500	(200)	2,700	(5,600)	2,800	1,100	—	(1,700)	3,300	2,800	3,400	1,600
Total CEE	23,800	45,100	(8,100)	49,500	(83,400)	44,200	21,800	—	(17,400)	45,900	28,800	46,900	38,100
Total UPC/Unity	62,000	94,200	(23,200)	266,200	(193,900)	108,600	21,800	(2,600)	(66,100)	93,900	158,300	97,300	174,000

Telenet (Belgium)	6,300	6,300	(18,200)	34,400	(82,300)	64,100	—	—	(18,200)	6,300	24,000	6,300	28,600

The Americas:
VTR (Chile)	29,300	65,800	8,400	13,900	(12,300)	6,500	—	—	(5,800)	65,800	14,000	66,200	5,700
Puerto Rico	300	300	1,100	5,200	—	600	—	—	600	300	1,700	300	2,900
Total The Americas	29,600	66,100	9,500	19,100	(12,300)	7,100	—	—	(5,200)	66,100	15,700	66,500	8,600

Grand Total	97,900	166,600	(31,900)	319,700	(288,500)	179,800	21,800	(2,600)	(89,500)	166,300	198,000	170,100	211,200

ORGANIC CHANGE SUMMARY:
UPC/Unity (excl. Germany)	33,900	70,700	(25,100)	109,000	(143,700)	84,300	21,800	(2,600)	(40,200)	70,400	63,800	73,800	85,400
Germany	14,600	33,300	1,900	157,200	(50,200)	24,300	—	—	(25,900)	33,300	94,500	33,300	88,600
Total UPC/Unity	48,500	104,000	(23,200)	266,200	(193,900)	108,600	21,800	(2,600)	(66,100)	103,700	158,300	107,100	174,000
Telenet (Belgium)	6,300	6,300	(18,200)	34,400	(82,300)	64,100	—	—	(18,200)	6,300	24,000	6,300	28,600
The Americas	29,600	66,100	9,500	19,100	(12,300)	7,100	—	—	(5,200)	66,100	15,700	66,500	8,600
Total Organic Change	84,400	176,400	(31,900)	319,700	(288,500)	179,800	21,800	(2,600)	(89,500)	176,100	198,000	179,900	211,200

Q3 2012 ADJUSTMENTS:
Germany adjustment	—	(21,900)	—	—	—	—	—	—	—	(21,900)	—	(21,900)	—
Austria adjustment	9,900	9,900	—	—	—	—	—	—	—	9,900	—	9,900	—
Poland adjustment	3,600	2,200	—	—	—	—	—	—	—	2,200	—	2,200	—
Net Adjustments	13,500	(9,800)	—	—	—	—	—	—	—	—	—	—	—

Net Adds (Reductions)	97,900	166,600	(31,900)	319,700	(288,500)	179,800	21,800	(2,600)	(89,500)	166,300	198,000	170,100	211,200

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for direct-to-home (“DTH”) and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (“Austria GmbH”), we do not report homes passed for Switzerland's and the Netherlands' partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)
Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Switzerland's or the Netherlands' partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables below. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships. For Belgium, Customer Relationships only include customers who subscribe to an analog or digital cable service due to billing system limitations.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our September 30, 2012 RGU counts exclude 340,900, 132,600, 46,200, 37,300, 13,200 and 800 postpaid subscriber identification module (“SIM”) cards in service in Belgium, Germany, Poland, Chile, the Netherlands and Hungary, respectively, and 41,400 prepaid SIM cards in service in Chile.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. The Analog Cable Subscriber counts reported for Germany and Switzerland also include subscribers who may use a purchased set-top box or other non-verifiable means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber”). In Germany, our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are not encrypted in certain portions of our footprint. In Switzerland, our Basic Digital Cable Subscribers are attributable to subscribers who use purchased set-top boxes or other non-verifiable means to receive our digital cable channels. In Europe, we have approximately 402,300 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in the respective Digital Cable Subscriber counts reported for Germany and Switzerland. Subscribers in Belgium who receive digital cable service through a purchased digital set-top box, but do not subscribe to any services that would require the payment of a recurring monthly service fee in addition to the basic analog service fee, are counted as Digital Cable Subscribers to the extent that we are able to verify that such individuals are subscribing to our analog cable service. At September 30, 2012, we included 180,000 of these subscribers in the Digital Cable Subscribers reported for Belgium. Subscribers to digital cable services provided by our operations in Switzerland and the Netherlands over partner networks receive analog cable services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

Footnotes for Operating Data and Subscriber Variance Tables (Continued)

(10)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 68,000 residential digital subscriber line (“DSL”) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Germany, we offer a 128Kbps wholesale internet service to housing associations on a bulk basis. Our Internet Subscribers in Germany include 6,500 subscribers within such housing associations who have requested and received a modem that enables the receipt of this 128Kbps wholesale internet service.

(11)
Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 52,400 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by our Switzerland operations. These estimates may change in future periods as more accurate information becomes available. At September 30, 2012, Switzerland's partner networks account for 122,300 Customer Relationships, 225,400 RGUs, 89,100 Digital Cable Subscribers, 467,500 Internet and Telephony Homes Serviceable, 79,400 Internet Subscribers, and 56,900 Telephony Subscribers. In addition, partner networks account for 480,500 of Switzerland's digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our September 30, 2012 subscriber table.

Additional General Notes to Tables:
Most of our subsidiaries provide telephony, broadband internet, data, video or other business-to-business (“B2B”) services, primarily in Belgium, Switzerland, the Netherlands, Austria, Ireland, Hungary, Romania, and the Czech Republic. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. Effective January 1, 2012, we recorded non-organic adjustments to begin including the SOHO subscribers of our UPC/Unity Division in our RGU and customer counts. As a result, all mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are now included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and Puerto Rico and certain commercial establishments in Europe (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint, and two-way homes passed and internet and telephony homes serviceable reflect the technological capability, of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.